EXHIBIT 23.4

Consent of Hacker, Johnson & Smith PA

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 16, 2005 with respect to the financial statements of Independent Community Bank for the year ended December 31, 2004 included in the Form S-4, Registration Statement under the Securities Act of 1933 of Sun American Bancorp.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

December 15, 2006